Exhibit 99.1
Meritage Homes Appoints Geisha Williams to its Board of Directors

SCOTTSDALE, Ariz., January 6, 2025 — Meritage Homes (NYSE:MTH), the fifth-largest public homebuilder in the U.S., today announced the appointment of Geisha Williams as an independent director to its Board of Directors, effective immediately. Her appointment demonstrates the Company’s commitment to ongoing board refreshment and increased diversity as it increases its size to 12 directors. The Board plans to consider Ms. Williams for appointment to one or more board committees over the course of the next several regularly scheduled board meetings.
Ms. Williams brings over three decades of experience in the energy industry to the Meritage Board, culminating with her role as the former President and Chief Executive Officer at PG&E Corporation, a public company focused on natural gas and electric energy. During her decade-long tenure with the organization, she championed renewables integration, grid modernization and smart grid technologies. Ms. Williams was the first Latina CEO of a Fortune 200 company and has been recognized as the highest-ranking Latina leader in business. She began her career at Florida Power & Light Company in 1983 where she held various roles in customer service, marketing, external affairs and electric operations.
Her public company director experience currently includes Siemens Energy AG (XTRA: ENR), an energy technology company, where she is a member of the Supervisory Board and serves on the Sustainability and Finance and Nomination Committees. Ms. Williams previously was a member of the Global Advisory Board for Salesforce (NYSE: CRM), a customer relationship management services company, from 2022 to 2024. Her private board experience currently includes Artera Services, an integrated infrastructure services provider for the natural gas and electric industries, as well as Osmose Utilities Services, an electric utilities and telecommunications grid asset management and infrastructure support services company, where she has been the Chairperson since 2021.
“We are pleased to welcome Geisha Williams to our Board. At Meritage, we have been focused on deepening the diversity of our perspectives over the past several years and through our last four Board Director appointments,” said Steven J. Hilton, executive chairman of Meritage Homes. “As a seasoned executive, Geisha’s extensive operational leadership will further broaden our Board’s experiences and professional expertise.”
“I am honored to join the Meritage Board. I look forward to partnering with the Meritage directors and leveraging my insights and background in energy and infrastructure to provide fresh perspectives to the Board,” said Ms. Williams.

About Meritage Homes Corporation

Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2023. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee.

Meritage has delivered over 190,000 homes in its 38-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.

For more information, visit www.meritagehomes.com.

Contacts:         Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com